ING Series Fund, Inc.

ING Capital Allocation Fund	ING Core Equity Research Fund	ING SMID Cap Equity Fund
ING Global Target Payment Fund	ING Small Company Fund
(each a series of ING Series Fund, Inc.)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, AZ  85258-2034

We are writing to follow-up on proxy materials that were previously sent to you regarding an Annual Meeting of Shareholders and to notify you that it has been adjourned to June 6, 2013 at 3:00PM Arizona time.   Our records indicate that we have not received your vote. We urge you to vote as soon as possible so we can obtain a sufficient number of votes to hold the meeting. By voting now you will help save on the cost of additional solicitation.

Please Vote Today!

You may think your vote is not important, but your participation is critical to hold the meeting, so please vote immediately.  You and all other Fund shareholders will benefit from your cooperation.

The Fund’s Board of Directors recommends a vote “FOR” all proposals being voted on as detailed in you Notice of Annual Meeting of Shareholders and Proxy Statement.  A copy of the Notice/Proxy Statement is available by calling the toll free number shown below.

1-800-848-2998

Your vote is needed immediately!

Please vote now to be sure your vote is received in time for the

June 6, 2013

Annual Meeting of Shareholders.

Voting takes only a few minutes. Thank you for your participation in this important matter.

Your Fund has made it very easy for you to vote.  Choose one of the following methods:

•                  Speak to a live proxy specialist by calling 1-800-848-2998. We can answer your questions and record your vote. (Open: M-F 8am – 10pm, Sat 11am – 5pm ET)

•                  Log on to www.proxyvote.com, enter your control number printed on the card, and vote by following the on-screen prompts.

•                  Call the phone number on your card, enter the control number printed on the card, and follow the touchtone prompts.

•                  Mail in your signed card in the postage-paid envelope provided.

INGSERIES-ADJ